Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2016

STATEN ISLAND, New York – June 3, 2016. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three and six months ended April 30, 2016:

Net sales totaled $21,406,939 for the three months ended April 30, 2016, a decrease of $8,856,115, or 29.3%, from $30,263,054 for the three months ended April 30, 2015.  The decrease in net sales reflects lower coffee prices during the quarter and our reduced wholesale transactions with Keurig Green Mountain, Inc. of approximately $8,158,000.

Cost of sales for the three months ended April 30, 2016 was $18,097,486, or 84.5% of net sales, as compared to $31,340,321, or 103.6% of net sales, for the three months ended April 30, 2015.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The decrease in cost of sales reflects lower commodity prices during the quarter and our reduced wholesale transactions with our largest wholesale green coffee customer.

Gross profit for the three months ended April 30, 2016 was $3,309,453, an increase of $4,386,720 from $(1,077,267) for the three months ended April 30, 2015.  Gross profit as a percentage of net sales increased to 15.5% for the three months ended April 30, 2016 from (3.6%) for the three months ended April 30, 2015.  The increase in gross profits was due to improved margins on our wholesale and roasted business as well as a decrease in our losses quarter to quarter on our hedging operations.

Total operating expenses decreased by $116,991 to $1,953,339 for the three months ended April 30, 2016 from $2,070,330 for the three months ended April 30, 2015.  The decrease was primarily the result of a decrease of $107,991to $1,789,489 in selling and administrative expenses for the three months ended April 30, 2016 from $1,897,480 for the three months ended April 30, 2015.

The Company had net income of $830,801 or $0.14 per share basic and diluted, for the three months ended April 30, 2016 compared to a net loss of $(2,052,560), or $(0.33) per share basic and diluted for the three months ended April 30, 2015. The increase in net income was due primarily to the reasons described above.

“We are again pleased to report positive results to our shareholders as we have now successfully achieved four consecutive profitable quarters. Although coffee prices continue to remain at levels where we do on occasion encounter outside competitive pressures, we still improved our profitability in our three key existing business areas.  We have increased our efforts in moving away from a focus on commodity type sales of wholesale green coffee to a renewed focus by our green coffee sales team on branding, farm identification, traceability and sales of specialty gourmet micro lots of Arabica coffees, which has helped us sustain and improve our margins during a period of historically low green coffee prices. In addition, sales of our flagship brand, Café Caribe, continue to increase in both existing and new markets, including our anticipated initial roll-out by Wal-Mart at an expected 400 stores later this month as well as an expected additional roll-out by a large regional supermarket chain at an expected 200 stores later this summer, “ commented Andrew Gordon, the Company’s President and Chief Executive Officer.

“Additionally, sales of our tea line and both green and roasted coffee sales into China continue to generate limited revenues on a quarterly basis, but we believe that patience with both of these initiatives is important as we continue to develop them on a firm foundation rather than a hurry to market strategy, which we do not believe will be successful in the long run,” continued Mr. Gordon.

“I know that our stockholders remain disappointed with our current share price but we believe we continue to make strides in the right direction,” added Mr. Gordon. “We expect to continue to support our stock through strategic use of our existing buyback program and more importantly through future operating results and the operation of our business over the next several quarters,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.
Andrew Gordon
President & CEO
718-832-0800

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2016 AND OCTOBER 31, 2015

	April 30, 2016	October 31, 2015
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,198,097	$3,853,816
Accounts receivable, net of allowances of $144,000 for 2015 and 2014	11,318,009	10,968,237
Inventories	12,333,449	13,862,818
Prepaid green coffee	344,439	620,452
Prepaid expenses and other current assets	273,395	256,202
Prepaid income taxes	931,727	1,434,577
Due from broker	205,253	-
Deferred income tax asset	53,595	997,720
TOTAL CURRENT ASSETS	28,657,964	31,993,822
Machinery and equipment, at cost, net of accumulated depreciation of $4,516,493 and $4,241,256 for 2016 and 2015, respectively	1,839,981	1,845,000
Customer list and relationships, net of accumulated amortization of $45,000 and $41,250 for 2016 and 2015, respectively	105,000	108,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investment	96,327	96,571
Deposits and other assets	601,993	610,499
TOTAL ASSETS	$31,921,265	$35,274,642
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,271,416	$4,021,389
Line of credit	2,654,121	5,554,121
Due to broker	-	483,835
Income taxes payable	500	-
TOTAL CURRENT LIABILITIES	5,926,037	10,059,345

Deferred income tax liabilities	20,995	92,370
Deferred rent payable	226,636	222,055
Deferred compensation payable	489,826	482,499
TOTAL LIABILITIES	6,663,494	10,856,269
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,068,119 and 6,162,207 shares outstanding at April 30, 2016 and October 31, 2015, respectively	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	10,936,310	9,665,940
Less: Treasury stock, 388,197 and 294,109 common shares, at cost for six months ended April 30, 2016 and 2015, respectively	(1,881,031)	(1,494,712)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,965,844	24,081,793
Non-controlling interest	291,927	336,580
TOTAL EQUITY	25,257,771	24,418,373
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,921,265	$35,274,642

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2016	2015	2016	2015
NET SALES	$44,212,334	$68,669,033	$21,406,939	$30,263,054

COST OF SALES (including $5.6 and $14.9 million of related party costs for the six months ended April 30, 2016 and 2015, respectively. Including $2.0 and $5.1 million for the three months ended April 30, 2016 and 2015, respectively.)	38,251,840	67,824,859	18,097,486	31,340,321

GROSS PROFIT (LOSS)	5,960,494	844,174	3,309,453	(1,077,267)

OPERATING EXPENSES:
Selling and administrative	3,466,440	3,563,835	1,789,489	1,897,480
Officers’ salaries	327,700	325,585	163,850	172,850
TOTAL	3,794,140	3,889,420	1,953,339	2,070,330

INCOME (LOSS) FROM OPERATIONS	2,166,354	(3,045,246)	1,356,114	(3,147,597)

OTHER INCOME (EXPENSE)
Interest income	21,000	13,228	10,988	4,930
(Loss) gain from equity method investment	(244)	448	212	(267)
Interest expense	(73,473)	(118,612)	(33,670)	(64,633)
TOTAL	(52,717)	(104,936)	(22,470)	(59,970)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	2,113,637	(3,150,182)	1,333,644	(3,207,567)

Provision (benefit) for income taxes	787,920	(1,189,825)	485,356	(1,158,721)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	1,325,717	(1,960,357)	848,288	(2,048,846)
Less: Net (income) attributable to the non-controlling interest	(55,347)	(20,402)	(17,487)	(3,714)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$1,270,370	$(1,980,759)	$830,801	$(2,052,560)

Basic and diluted earnings (loss) per share	$.21	$(.32)	$.14	$(.33)

Weighted average common shares outstanding:
Basic and diluted	6,148,039	6,215,894	6,133,557	6,215,894

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2016 AND 2015
(Unaudited)

	2016	2015
OPERATING ACTIVITIES:
Net income (loss)	$1,325,717	$(1,960,357)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	278,987	274,022
Unrealized gain on commodities	(689,088)	(489,696)
Loss (gain) loss on equity method investment	244	(448)
Deferred rent	4,581	6,206
Deferred income taxes	872,750	(1,143,650)
Changes in operating assets and liabilities:
Accounts receivable	(349,772)	2,263,522
Inventories	1,529,369	2,536,227
Prepaid expenses and other current assets	(17,193)	82,747
Prepaid green coffee	276,013	346,043
Prepaid and refundable income taxes	502,850	(1,387,393)
Deposits and other assets	15,833	-
Accounts payable and accrued expenses	(749,970)	(3,215,641)
Income taxes payable	500	(331,051)
Net cash provided by (used in) operating activities	3,000,821	(3,019,469)

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(270,221)	(341,337)
Net cash used in investing activities	(270,221)	(341,337)

FINANCING ACTIVITIES:
Advances under bank line of credit	600,000	9,272,578
Principal payments under bank line of credit	(3,500,000)	(6,000,000)
Purchase of treasury stock	(386,319)	-
Payment of dividend	(100,000)	(80,000)
Net cash (used in) provided by financing activities	(3,386,319)	3,192,578

NET DECREASE IN CASH	(655,719)	(168,228)

CASH, BEGINNING OF PERIOD	3,853,816	3,782,639

CASH, END OF PERIOD	$3,198,097	$3,614,411

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$81,276	$112,585
Income taxes paid	$25,008	$1,641,197